Exhibit 99.1
FortuNet Announces Revenues and Earnings for Fourth Quarter 2006
LAS VEGAS - February 8, 2007 - FortuNet, Inc. (“FortuNet” or the “Company”) (Nasdaq: FNET) today announced preliminary financial results for the quarter ended December 31, 2006.

Preliminary estimates of FortuNet’s quarterly revenues and earnings indicate that both the revenues and the earnings grew during the fourth quarter of 2006 at double-digit rates compared to the fourth quarter of 2005. Specifically, for the quarter ending December 31, 2006, revenues are estimated to be approximately $4.4 million as compared with revenues of $3.7 million for the same quarter of the prior year, an estimated increase of 18.9%. For the 12 months ending December 31, 2006, revenues are estimated to be approximately $16.4 million as compared with revenues of $14.7 million for the prior year, an estimated increase of 11.6%. The earnings per share for the fourth quarter of 2006 are estimated to be 8 cents, an increase of approximately 1 cent as compared with the fourth quarter of the prior year, an estimated 14.3% increase. However for the entire year 2006, the earnings per share are estimated to be approximately 15 cents, a decrease of approximately 12 cents, or 44.4%, in comparison with the earnings per share for the prior year. This decrease in earnings per share for the entire year 2006 is attributable primarily to the fiscal impacts associated with the initial phases of the Company’s transition from a privately held corporation to a publicly traded entity.

During 2006, the Company was granted an additional gaming license by the Nevada Gaming Commission, namely, the Operator of Mobile Gaming Systems license. The newly granted license is expected to facilitate the Company’s planned entry into the emerging Nevada mobile gaming market, subject to obtaining a required regulatory approval of the Company’s mobile gaming system that is currently undergoing a review by Nevada gaming authorities.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as "going forward," "believes," "intends," "expects," "forecasts," "anticipate," "plan," "seek," "estimate" and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding (1) the Company’s expectation that the Operator of Mobile Gaming Systems license will help the Company’s entry into the Nevada mobile gaming market, (2) the Company’s plan to enter into the Nevada mobile gaming market, and (3) the obtaining of required regulatory approval of the Company’s mobile gaming system. The Company’s beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to, the Company’s inability to control the process by which regulatory approval is granted to manufacture and sell mobile gaming platforms to play traditional casino games; the uncertainty as to when, if at all, the Company will obtain the necessary regulatory approval to manufacture and sell mobile gaming platforms to play traditional casino games; and the uncertainties associated with planning to manufacture, market and sell or lease products that have not yet been approved.

The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release, and should review the company’s filings with the Securities and Exchange Commission.

About FortuNet, Inc.

FortuNet is a Las Vegas-based and Nevada-licensed manufacturer of multi-game server- based gaming platforms. FortuNet’s gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks and central game file servers. FortuNet is a leader in the mobile bingo gaming device market with its fourth-generation wireless and stationary player terminals marketed under the BingoStar® brand name and intends to enter the emerging mobile gaming market in Nevada. Traditional casino games, such as keno, slots and poker, can be readily adapted to FortuNet’s gaming platform, which will be marketed under its WIN-WINTM MobiPlayer’ brand names.

Investor Contact:
Jack Coronel
(702) 796-9090
jack@fortunet.com